Exhibit 99.1

EXCO Resources, Inc. 12377 Merit Drive·Suite 1700·Dallas, Texas 75251 Phone (214) 368-2084·Fax (972) 367-3559

EXCO’S BOARD APPOINTS NEW DIRECTOR

DALLAS, TEXAS, February 1, 2010…EXCO Resources, Inc. (NYSE: XCO) (“EXCO”) today announced that its Board of Directors has increased the size of the Board from nine members to ten members. The Board also appointed Mark F. Mulhern as a director of EXCO, effective February 1, 2010.

Mr. Mulhern is the chief financial officer of Progress Energy, Inc. and oversees their Financial Services group. He joined Progress Energy in 1996 as vice president and controller. Before joining Progress Energy, Mr. Mulhern was the chief financial officer at Hydra Co Enterprises, the independent power subsidiary of Niagara Mohawk. He also spent eight years at Price Waterhouse in Syracuse, serving a wide variety of manufacturing and service businesses. Mr. Mulhern serves on the EEI Financial Executive Advisory Committee and is on the board of directors of Habitat for Humanity of North Carolina. He is a certified public accountant, a certified management accountant, and a certified internal auditor.

EXCO’s Chairman and Chief Executive Officer, Douglas H. Miller, commented, “we are excited to have Mark Mulhern join the Board. He has significant financial and industry leadership experience and we look forward to his contributions.”

EXCO Resources, Inc. is an oil and natural gas exploration, exploitation, development and production company headquartered in Dallas, Texas with principal operations in East Texas, North Louisiana, Appalachia and West Texas.

Additional information about EXCO Resources, Inc. may be obtained by contacting EXCO’s Chairman, Douglas H. Miller, or its President, Stephen F. Smith, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX 75251, telephone number (214) 368-2084, or by visiting EXCO’s website at www.excoresources.com. EXCO’s SEC filings and press releases can be found under the Investor Relations tab.

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